Exhibit 99.1

(MYOGEN LETTERHEAD)

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contacts:

Derek K. Cole	Joseph L. Turner
Director, Investor Relations	Chief Financial Officer
303-464-3986	303-464-5222
derek.cole@myogen.com	joe.turner@myogen.com

MYOGEN REPORTS 2003 FOURTH QUARTER AND FULL YEAR RESULTS

Denver, Colorado, February 18, 2004 — Myogen, Inc. (Nasdaq: MYOG), a biopharmaceutical company focused on the discovery, development and commercialization of small molecule therapeutics for the treatment of cardiovascular disorders, today reported 2003 fourth quarter and full year results. At December 31, 2003, the Company had cash, cash equivalents and short-term investments of $114.3 million.

Net loss for the quarter ended December 31, 2003 was $15.2 million, compared with $8.1 million during the same period in 2002. For the year ended December 31, 2003, the Company reported a net loss of $43.1 million, compared with $28.0 million for 2002.

“2003 was filled with significant accomplishments for our organization,” said J. William Freytag, President and Chief Executive Officer of Myogen. “We achieved several major goals in expanding our product portfolio, continuing the clinical development of our product candidates, accelerating our R&D efforts and securing additional financing. These accomplishments continue Myogen’s progress towards its goal of becoming a fully integrated biopharmaceutical company with strong discovery, development and commercialization capabilities. I would like to thank all of our staff for their hard work in making the year so successful. We look forward to another year of solid execution with a strategy we believe will enhance the long-term growth of the company and value for our stockholders.”

2003 Achievements

•	Completed enrollment in EMOTE, the Company’s Phase III trial of enoximone capsules in patients with the most advanced stages of chronic heart failure.

•	In-licensed darusentan, a type-A selective endothelin receptor antagonist with positive Phase II data in hypertension.

•	Raised net proceeds of $39.9 million through the sale of additional shares of Series D preferred stock.

•	Completed AMB-220, our Phase II trial of ambrisentan in pulmonary arterial hypertension.

•	Established a research collaboration with the Novartis Institutes for BioMedical Research, Inc.

•	Raised net proceeds of $73.3 million through the completion of our initial public offering of common stock.

Product Portfolio Update

Enoximone:

•	ESSENTIAL I & II, the Company’s pivotal Phase III studies of enoximone capsules in patients with chronic heart failure, continue to progress in line with expectations. We expect to complete the treatment phase for both of these trials before the end of this year.

•	EMOTE, our 200-patient Phase III label-expansion study of enoximone in patients with the most advanced stage of chronic heart failure, completed enrollment in July 2003 and the last patient completed treatment on February 9, 2004. We plan to compile and analyze the data from this study through March and release summary results shortly thereafter. Upon completion of EMOTE, eligible patients were given the opportunity to enroll in an open-label extension study, MY-028. MY-028 is on going and may continue until commercial product is available or we terminate the study.

•	EMPOWER, an additional Phase III label-expansion study, began enrollment in September 2003. The study is enrolling substantially slower than anticipated and we intend to re-assess the viability of the study at the end of the second quarter of this year.

Although we do not believe that EMOTE or EMPOWER will be required for initial regulatory approval, we believe these studies may assist in regulatory and post-approval marketing efforts.

Ambrisentan: In January, we announced the initiation of patient enrollment in ARIES I & II, two pivotal Phase III trials of ambrisentan in pulmonary arterial hypertension (PAH). We plan to provide guidance on the estimated completion of enrollment for these trials when we announce first quarter 2004 results. Upon completion of the ARIES trials, eligible patients will be given the opportunity to enroll in an extension study.

Detailed results of AMB-220, the Phase II study of ambrisentan in PAH, will be disclosed in an oral presentation at a mini-symposium, Emerging Therapies for PAH, at the ATS 2004 International Conference in Orlando, Florida in May of this year. Upon completion of AMB-220, eligible patients were given the opportunity to enroll in an open-label extension study, AMB-220E. AMB-220E is on going and may continue until commercial product is available or we terminate the study.

Darusentan: We are finalizing the design of the Phase IIb trial that will initiate our clinical evaluation of darusentan in patients with resistant hypertension. We expect to begin the trial in 2004.

2003 Fourth Quarter and Full Year Financial Highlights

Perfan I.V. sales for the three months ended December 31, 2003 were $774,000 versus $686,000 for the same period in 2002. Perfan I.V. sales in 2003 were $2.8 million versus $2.3 million in 2002. The increase was primarily due to a favorable increase in the euro exchange rate as unit sales showed only modest growth. The cost of Perfan I.V. sold as a percentage of sales was 31.1% and 37.5% for the years ended December 31, 2003 and 2002, respectively.

Research and development expenses, excluding stock-based compensation expenses, increased 75.7% to $12.7 million from $7.3 million for the three months ended December 31, 2003 and 2002, respectively. For the year, research and development expenses, excluding stock-based compensation expenses, increased 49.8% to $37.4 million from $24.9 million in 2002. The increase in expenses for the year was primarily due to higher costs associated with increased patient enrollment in the ESSENTIAL trials, preparation for the initiation of the ARIES trials and licensing fees related to the in-licensing of darusentan.

Selling, general and administrative expenses, excluding stock-based compensation expenses, increased 93.2% to $1.8 million from $943,000 for the three months ended December 31, 2003 and 2002, respectively. For the year, selling, general and administrative expenses, excluding stock-based compensation expenses, decreased 5.7% to $4.4 million from $4.6 million in 2002. The decrease for the year was primarily associated with a decrease in consulting, relocation and travel costs partially offset by an increase in insurance costs related to becoming a public company.

2004 Milestones

Myogen previously announced milestones for 2004, including:

•	Initiation of ARIES I & II (ambrisentan Phase III), which the Company announced in January;

•	Completion of EMOTE (enoximone Phase III) with summary results to be reported in the first half of the year;

•	Initiation of a Phase IIb trial of darusentan in resistant hypertension; and

•	Completion of patient enrollment and drug treatment in ESSENTIAL I & II (enoximone Phase III) by the end of the year.

2004 Financial Guidance

Financial projections entail a high level of uncertainty due, among many factors, to the variability involved in predicting clinical trial enrollment rates, availability, terms and timing of additional financing transactions and the potential for Myogen to enter into additional licensing or strategic collaborations. The Company plans on updating financial guidance for 2004 when it releases results for each quarter or upon the announcement of material corporate events.

For the year ending December 31, 2004, the Company presently anticipates:

•	Total product sales of $2.3 million to $2.8 million;

•	Total operating expenses, excluding stock-based compensation expenses, of $66 million to $78 million; and

•	Net loss per share between $2.46 and $2.92.

In addition, we believe our current cash, cash equivalents and short-term investments are sufficient to fund the Company’s operations through the middle of next year.

Conference Call

J. William Freytag, President and CEO, and other members of Myogen’s senior management will review fourth quarter and full year results via webcast and conference call on Wednesday, February 18, 2004 at 4:15pm Eastern. To access the live webcast, please log on to the company’s website at www.myogen.com and go to the Investor Relations section. Alternatively, callers may participate in the conference call by dialing 800-218-0713 (domestic) or 303-262-2141 (international). Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call through Friday, February 27, 2004. Callers can access the replay by dialing 800-405-2236 (domestic) or 303-590-3000 (international). The pass code is 568765#.

About Myogen

Myogen is a biopharmaceutical company focused on the discovery, development and commercialization of small molecule therapeutics for the treatment of cardiovascular disorders. Myogen currently markets one product in Europe for the treatment of acute decompensated heart failure and is developing three product candidates for three distinct cardiovascular indications. The Company also conducts a target and drug discovery research program focused on the development of disease-modifying drugs for the treatment of chronic heart failure and related cardiovascular disorders. Please visit our website at www.myogen.com.

Safe Harbor Statement

This press release contains forward-looking statements that involve significant risks and uncertainties, including those discussed in this release and others that can be found in the “Risk Factors” section of Myogen’s Prospectus filed on October 30, 2003 and in our Form 10-Q filed on December 4, 2003. Myogen is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. No forward-looking statement can be guaranteed and actual events and results may differ materially from those projected. The Company’s results may be affected by its effectiveness at managing its financial resources, its ability to successfully develop and market current and new products, difficulties or delays in its clinical trials, difficulties or delays in manufacturing its products, and regulatory developments involving current and future products. Delays in clinical trials, whether caused by adverse events, patient enrollment rates, regulatory issues or other factors, could adversely affect the Company’s financial position and prospects. Results from earlier clinical trials are not necessarily predictive of future clinical results. If the Company is unable to raise additional capital when required or on acceptable terms, it may have to significantly delay, scale back or discontinue one or more of its drug development or discovery research programs. Myogen is at an early stage of development and may not ever have any products that generate significant revenue.

MYOGEN, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	December 31,

	2003	2002

ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$114,252,348	$33,797,765
Other current assets	5,665,710	2,620,405

Total current assets	119,918,058	36,418,170
Property and equipment, net	1,304,028	1,691,931
Other assets	51,238	33,590

Total assets	$121,273,324	$38,143,691

LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY/(DEFICIT)
Current liabilities:
Accounts payable	$7,594,935	$2,748,647
Other current liabilities	4,693,042	1,918,074

Total current liabilities	12,287,977	4,666,721
Other liabilities	5,063,552	3,740,022
Mandatorily redeemable convertible preferred stock	—	106,565,591
Stockholders’ equity/ (deficit):
Common stock and preferred stock	26,458	1,829
Additional paid-in capital	229,080,380	—
Deferred stock-based compensation	(6,730,195)	(1,726,692)
Other comprehensive income	22,185	225,420
Deficit accumulated during the development stage	(118,477,033)	(75,329,200)

Total stockholders’ equity/(deficit)	103,921,795	(76,828,643)

Total liabilities, mandatorily redeemable convertible preferred stock and stockholders’ equity/(deficit)	$121,273,324	$38,143,691

MYOGEN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Year ended December 31,		Three months ended December 31,

	2003	2002	2003	2002

Revenues:
Product sales	$2,845,713	$2,342,899	$773,890	$685,771
Research and development contracts	1,010,305	—	1,010,305	—

	3,856,018	2,342,899	1,784,195	685,771
Costs and expenses:
Cost of product sold	885,145	877,434	231,007	216,433
Research and development (excluding stock-based compensation expense of $2,372,888, $430,838, $1,129,027 and $223,637, respectively)	37,364,578	24,949,510	12,742,617	7,250,802
Selling, general and administrative (excluding stock-based compensation expense of $1,819,368, $250,405, $956,927 and $143,435, respectively)	4,386,635	4,649,830	1,822,326	943,286
Stock-based compensation	4,192,256	681,243	2,085,954	367,072

	46,828,614	31,158,017	16,881,904	8,777,593

Loss from operations	(42,972,596)	(28,815,118)	(15,097,709)	(8,091,822)
Interest (expense) income, net	(135,891)	785,843	(72,512)	41,740

Loss before income taxes	(43,108,487)	(28,029,275)	(15,170,221)	(8,050,082)
Income taxes	39,346	18,304	23,181	7,525

Net loss	(43,147,833)	(28,047,579)	(15,193,402)	(8,057,607)
Accretion of mandatorily redeemable convertible preferred stock	(13,187,174)	(14,683,739)	(1,603,187)	(3,670,934)
Deemed dividend related to beneficial conversion feature of preferred stock (Note 1)	(39,935,388)	—	—	—

Net loss attributable to common stockholders	$(96,270,395)	$(42,731,318)	$(16,796,589)	$(11,728,541)

Basic and diluted net loss per common share	$(17.79)	$(42.59)	$(0.91)	$(11.48)

Weighted average common shares outstanding (Note 2)	5,411,891	1,003,426	18,408,150	1,021,518

Notes:

(1) Deemed dividend related to beneficial conversion feature of preferred stock is calculated as the difference between the Series D preferred stock offering price and the estimated fair value of the Series D preferred stock, limited to the amount of proceeds from the sale of the Series D preferred stock. The Company’s historical capital structure is not indicative of its current structure due to the automatic conversion of all shares of the then outstanding preferred stock into common stock concurrent with the closing of the Company’s initial public offering.

(2) In November 2003, the Company sold 5,750,000 common shares for net proceeds of $73.3 million in its initial public offering. Concurrently, 19,604,186 common shares were issued upon the conversion of the Series A, B, C and D preferred stock. Accordingly, this was the cause for the increase in the weighted average common shares outstanding for the three months and year ended December 31, 2003.